UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 15, 2012

DORAL FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Puerto Rico	001-31579	66-0312162
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: 787-474-6700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On November 15, 2012, the Board of Directors of the Company approved an amended Code of Business Conduct and Ethics (the “Code”). The Code is applicable to all directors, officers and employees of the Company and its subsidiaries, including its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and persons performing similar functions.

The amendments were made to, among other things: (i) update and clarify the duties, obligations and responsibilities that are imposed on all directors, officers and employees of the Company under the Code and accountability for noncompliance, (ii) add a section setting forth the core values of the Company which are expected to define and guide its business practices, and (iii) add or update sections on risk management, media interaction and other communications relating to the Company, anti-bribery and anti-corruption, corporate social responsibility, fiduciary duties and internal administration of the Code. In addition, the Board of Directors of the Company adopted a new and separate Insider Trading Policy, and therefore eliminated the Insider Trading Policy that had been included as Appendix B to the previous Code of Business Conduct and Ethics.

The new Code replaced the Company’s existing Code of Business Conduct and Ethics. The full text of the new Code is being made available free of charge through its website (found at http://www.doralfinancial.com) under the heading “Corporate Governance.” The Company also intends to disclose on its website any amendments to the Code, or waivers of the Code on behalf of its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and persons performing similar functions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION

Date: November 20, 2012	By:	/s/ Enrique R. Ubarri
	Name:	Enrique R. Ubarri
	Title:	Executive Vice President and General Counsel